EXHIBIT 10-104

CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED.  THE SYMBOL “[***]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

Principal Terms and Conditions
for Orderly Wind-Down of Post-Petition Regional Air Services

Operator	Colgan Air, Inc. (“Colgan”)
Parent	Pinnacle Airlines Corp. (“PAC” and, together with Colgan, the “Pinnacle Entities”)
United	Continental Airlines, Inc. (“Continental”) and United Air Lines, Inc. (“UAL” and, together with Continental, “United”)
EDC	Export Development Canada (“EDC”)
Q400 Covered Equipment
Twenty-eight (28) Q400 and Q400NG aircraft (the “Q400 Covered Aircraft”) and three (3) spare engines (the “Q400 Spare Engines”) listed on Schedule 1A hereto (such aircraft and spare engines, the “Q400 Covered Equipment”), in each case until any such item of Q400 Covered Equipment reaches its Wind-Down Date (as defined below)

SAAB Aircraft
Twenty-five (25) SAAB 340B and SAAB 340B+ aircraft (the “SAAB Covered Aircraft”) to be utilized by Colgan to provide Post-Petition Regional Air Services (as defined below), in each case until any such SAAB Covered Aircraft reaches its Wind-Down Date (as defined below).

Covered Aircraft	The Q400 Covered Aircraft and the SAAB Covered Aircraft (collectively, the “Covered Aircraft”)
Covered Equipment	The Covered Aircraft and the Q400 Spare Engines (collectively, the “Covered Equipment”)

Regional Aircraft Agreements
(i) the Capacity Purchase Agreement by and among Continental, PAC and Colgan dated as of February 2, 2007 (as amended, supplemented or otherwise modified, in writing, as of January 31, 2012, the “Capacity Purchase Agreement”); (ii) the Code Share Agreement by and between Continental and Colgan dated April 1, 2005 (as amended, supplemented or otherwise modified, in writing, the “Continental Pro-Rate Agreement”); (iii) the United Express Agreement between UAL and Colgan dated November 1, 2008 (as amended, supplemented or otherwise modified, in writing, the “United Pro-Rate Agreement” and, together with the Continental Pro-Rate Agreement, the “Pro-Rate Agreements”); and (iv) the letter agreement dated as of February 1, 2012 among United, PAC and Colgan (including the Amended Capacity Purchase Agreement, as defined in Attachment 1 therein, which amendment was in force and effect from and after the date of the Binding Letter of Intent and until the Petition Date) (the “Binding Letter of Intent”).
Both of the Pro-Rate Agreements terminated in accordance with their terms on January 31, 2012.  Colgan continued to provide services previously covered by the Pro-Rate Agreements pursuant to the Binding Letter of Intent.

Ancillary Agreements
(i) the Master Facility and Ground Handling Agreement dated as of February 2, 2007 between Continental and the Pinnacle Entities, (ii) the Fuel Purchasing Agreement dated as of February 2, 2007 between Colgan and Continental and (iii) all other Ancillary Agreements (as defined in the Capacity Purchase Agreement) ((i), (ii) and (iii), collectively, the “Ancillary Agreements,” and together with the Capacity Purchase Agreement, the “Rejected Agreements”)

Aircraft Financing and Lease Agreements	Each of the financing and lease agreements with respect to the Covered Equipment and all related agreements (collectively, the “Aircraft Agreements”)
Post-Petition Arrangements	For the avoidance of doubt, the terms set forth in this term sheet are only intended to, and shall only, take effect on and following a Petition Date (as such term is defined below), should one occur.

Agreed Rejection & Effect
In the event that the Pinnacle Entities commence voluntary cases under chapter 11 of title 11 of the Bankruptcy Code (the day, if any, of such commencement, the “Petition Date”), (a) they will commence their chapter 11 cases with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and (b) they will file with the Bankruptcy Court a motion seeking, inter alia, interim and then final approval to (i) reject the Rejected Agreements pursuant to section 365 of the Bankruptcy Code and simultaneously terminate PAC’s continuing guarantee thereof, effective as of the Petition Date (the “Agreed Rejection”), (ii) perform the Post-Petition Regional Air Services (as defined below) to be performed by Colgan during the Wind-Down Term in accordance with this term sheet and (iii) perform under the term sheet among EDC, the Pinnacle Entities and United entitled “Principal Terms and Conditions for Post-Petition Operation and Return of Q400 and Q400 NG Aircraft” (the “EDC Term Sheet”), which will serve as an agreement pursuant to Section 1110(b) of the Bankruptcy Code (the portion of such motion relating to the terms hereof and the EDC Term Sheet, the “Omnibus Motion”).  In connection therewith, the Pinnacle Entities hereby agree to seek entry of an order of the Bankruptcy Court approving the Omnibus Motion and the transactions contemplated herein in form and substance reasonably acceptable to both EDC and United (such order, the “Approval Order”).  The Pinnacle Entities shall afford United a reasonable opportunity to review and comment on the Omnibus Motion and the form of the proposed Approval Order prior to its filing with the Bankruptcy Court.
The Pinnacle Entities hereby agree that they will seek approval of the Omnibus Motion and use commercially reasonable efforts to obtain the Approval Order in accordance with the following: the Pinnacle Entities shall (a) file the Omnibus Motion with the Bankruptcy Court within one business day after the Petition Date, (b) seek entry of the Approval Order by the Bankruptcy Court, on an interim basis, within five business days after the Petition Date (or such later date as agreed upon by both EDC and United), and (c) seek entry of the Approval Order by the Bankruptcy Court, on a final basis, within twenty eight (28) days after the Petition Date (or such later date as agreed upon by both EDC and United).  The Pinnacle Entities will not agree to any modification of the terms of the Omnibus Motion, the Approval Order or any modification of the terms of the EDC Term Sheet attached thereto that adversely impacts United, in each case without the prior approval of United (not to be unreasonably withheld or delayed).  The matters covered in the Omnibus Motion will constitute a single arrangement, such that any failure of one portion of the Omnibus Motion to be approved shall automatically (and, if necessary, retroactively) cause the other matters covered by the Omnibus Motion to be withdrawn (or, if necessary, such approval to be revoked).  Provided that United is afforded by the Pinnacle Entities a reasonable opportunity to review and comment on the Omnibus Motion prior to it being filed and expresses no material objection thereto in writing to the Pinnacle Entities, United shall support and shall not oppose, directly or indirectly, the relief sought in the Omnibus Motion.
In addition, Colgan may file with the Bankruptcy Court from time to time such other motions regarding the Covered Equipment or other aircraft or equipment in its fleet, it being understood that United shall have no consent rights in connection with any such motion, so long as, with respect to the Covered Equipment only, any such other motion does not adversely affect United or the relief sought under the Omnibus Motion (including by affecting the likelihood that the Omnibus Motion is approved); provided that the parties hereby agree that United’s rights to object to such other motions in the Bankruptcy Court are reserved and preserved.
In exchange for Colgan’s agreement to provide, and its performance of, the Post-Petition Regional Air Services (as defined below), United shall waive any right it has to seek administrative expense claims against any Pinnacle Entity in connection with the Rejected Agreements and the Agreed Rejection, notwithstanding the arrangement to provide Post-Petition Regional Air Services during the Wind-Down Term (as defined below); provided, however, that United shall not waive and accordingly preserves the right to seek administrative expense claims against any Pinnacle Entity in connection with any failure to provide Post-Petition Regional Air Services by the Pinnacle Entities during the Wind-Down Term in accordance with the terms hereof and of the Deemed Agreements (other than as a result of any failure of EDC to provide the Pinnacle Entities with continued use and operation of the Q400 Covered Equipment during the Wind-Down Term, except where such failure is caused by an act, omission, or breach by any of the Pinnacle Entities).  In addition, United shall pay all amounts due to the Pinnacle Entities on account of the Rejected Agreements and the Binding Letter of Intent that accrued in the period prior to the Petition Date on the terms set forth therein as if the same remained in full force and effect (including any true-up payments related to any period prior to the Petition Date); provided that the Pinnacle Entities agree that all such payments, together with any payments made prior to the Petition Date pursuant to the Rejected Agreements and the Binding Letter of Intent, shall be applied to the provision of Post-Petition Regional Air Services to the same extent as they would have been applied to the Rejected Agreements if the Rejected Agreements and the Binding Letter of Intent had remained in full force and effect.
The Pinnacle Entities agree that, if and to the extent that they have breached the Rejected Agreements or the Binding Letter of Intent prior to the Petition Date, then United shall have prepetition general unsecured claims against Colgan and, to the extent applicable, PAC on account of any damages related to such breaches, subject to all applicable rights of setoff with respect to any amounts due to the Pinnacle Entities by United arising prior to the Petition Date.  United agrees that, if and to the extent that United has breached the Rejected Agreements or the Binding Letter of Intent prior to the Petition Date, then the Pinnacle Entities shall have claims against United on account of damages related to such breaches, subject to all applicable rights of setoff with respect to any amounts due to United by the Pinnacle Entities arising prior to the Petition Date.  The Pinnacle Entities agree that United shall have prepetition general unsecured claims for any damages arising from the Agreed Rejection (but not for damages, if any, that may accrue in respect of the Post-Petition Regional Air Services, which damages, if any, will constitute post-petition claims against Colgan and/or PAC), subject to the reduction described in “Waiver of Certain Pre-Petition Claims” below.  The Pinnacle Entities and United agree that the provision of the Post-Petition Regional Air Services shall be taken into account in the calculation of any such damages arising from the Agreed Rejection; provided that the Pinnacle Entities and United expressly reserve all their rights in relation to the extent to which the provision of such Post-Petition Regional Air Services shall affect such calculation.  United agrees that it shall have no claim (general unsecured, secured, administrative expense or other) on account of the Pro-Rate Agreements or the services provided by the Pinnacle Entities thereunder except with regard to payments owed to United by Colgan on account of EAS (as defined below) described in the paragraph below.
Pursuant to the Binding Letter of Intent, Colgan is required to remit to United, inter alia, amounts and/or subsidies received by the Pinnacle Entities from the Department of Transportation (“EAS Payments”) in respect of essential air services (“EAS”) provided during the term of such Binding Letter of Intent.  United and Colgan hereby agree that, upon the final order of the Bankruptcy Court approving the Omnibus Motion, (i) Colgan shall be entitled to retain, and shall not be obligated to remit to United, an aggregate amount of $1,000,000 of EAS Payments received by Colgan in respect of EAS provided prior to the Petition Date, and (ii) all other EAS Payments received by the Pinnacle Entities for EAS provided during the term of the Binding Letter of Intent or during the Wind-Down Term shall be deemed to be received on behalf of and in trust for United, and shall be deemed to be property of United and not of the Pinnacle Entities or their estates, and the Pinnacle Entities shall remit such EAS Payments to United promptly after their receipt by the Pinnacle Entities.

Binding Letter of Intent
Each of the Pinnacle Entities and United agrees that as of the date hereof, such party is not aware of any failure by the other parties to substantially perform its obligations under the Binding Letter of Intent during the Amendment Term (all capitalized terms used in this paragraph and not defined herein have the meaning assigned to such terms in Attachment 1 to the Binding Letter of Intent), specifically including payment by United on March 30, 2012 of amounts due thereunder on such date.  Accordingly, United agrees that the Loan Balance will be automatically forgiven and discharged upon execution of this term sheet by all parties. United and the Pinnacle Entities agree that as of April 2, 2012, the Binding Letter of Intent will be of no further effect.

Payments by United to EDC
During the Wind-Down Term, United will pay directly to EDC such amounts as are agreed by United and EDC as payment for allowing Colgan to continue to use and operate each item of Q400 Covered Equipment until its Wind-Down Date. United and EDC shall share with the Pinnacle Entities that certain term sheet between them with respect to such payments (subject to the confidentiality provisions contained therein), which agreement shall not be amended in any manner that adversely impacts any of the Pinnacle Entities without the prior written consent of the Pinnacle Entities.  United represents that, as of the Petition Date, it has reached a binding agreement with EDC regarding the amount of such payments during the Wind-Down Term.  The Pinnacle Entities are intended third-party beneficiaries of United’s agreement to pay EDC such amounts and reserve their right to seek damages against United for damages resulting from United’s failure to pay such amounts.

Waiver of Certain Pre-Petition Claims
In consideration of Colgan’s provision of the Post-Petition Regional Air Services (and PAC’s guarantee of Colgan’s obligations hereunder), United hereby agrees to reduce their pre-petition general unsecured claims (if any) against Colgan by $5,000,000 or, if United’s aggregate pre-petition general unsecured claim (if any) is less than $5,000,000, by such lesser amount; provided that, for the avoidance of doubt, such reduced claims shall be applied first to any claims against Colgan that are guaranteed by PAC (including in respect of the Rejected Agreements and the Binding Letter of Intent) and to the extent applied to such guaranteed claims, claims against PAC shall be deemed to be reduced by an equal amount.

Agreed Terms
Upon receiving interim approval of the Omnibus Motion from the Bankruptcy Court, the Agreed Terms and the other terms and conditions set forth in this term sheet shall become fully binding against each of United and the Pinnacle Entities and, among other things, Colgan shall provide United with, and PAC shall guarantee Colgan’s provision to United of, flight and related services with respect to each Covered Aircraft (including services provided post-petition that were previously provided pursuant to the Ancillary Agreements, the “Post-Petition Regional Air Services”) during the Wind-Down Term, which services and the accompanying terms and conditions relating thereto shall be deemed to constitute new binding agreements  (collectively, the “Deemed Agreements”) that are identical to and replace the Rejected Agreements and the Guarantee (as defined in the Capacity Purchase Agreement), except that the terms of the Deemed Agreements will include, retroactive to the Petition Date, the following provisions (as applicable to each of the Deemed Agreements):
(i) the increased payments described below under the caption “Payment of Maintenance Costs, Financing and Leasing Expenses, and other Operating and Related Expenses;”
(ii) the provision of Post-Petition Regional Air Services by the SAAB Covered Aircraft formerly provided pursuant to the Pro-Rate Agreements;
(iii) deletion of (A) the On-Time Bonus/Rebate described in Schedule 3(A)(2)(a) of the Capacity Purchase Agreement, (B) the Flight Cancellation Reconciliation described in Schedule 3(B)(4) (and the related Appendix 2 to Schedule 3) of the Capacity Purchase Agreement, and (C) the termination rights relating to Controllable Completion Factor and Controllable On-Time Arrival Rate set forth in Sections 8.02(b)(iv) and 8.02(b)(v), respectively, of the Capacity Purchase Agreement; provided, however, that the provisions of Schedule 3 hereto, as applicable, shall apply and shall replace the provisions referenced in clause (C) above;
(iv) modification of Article VIII of the Capacity Purchase Agreement to give effect to the Wind-Down Term (as defined below);
(v) modification of Section 9.01 of the Capacity Purchase Agreement to reflect the facts existing as of (and after giving effect to) the Petition Date;
(vi) deletion of the provision giving United the right to add 15 option aircraft as more fully set forth on Schedule 1 to the Capacity Purchase Agreement (as amended by the third amendment thereto dated January 13, 2009);
(vii) deletion of Section 3.02 of the Capacity Purchase Agreement;
(viii) modification of Section 10.19 of the Capacity Purchase Agreement to provide that United shall not have any right of first refusal or any right of last refusal with respect to the Q400 Covered Equipment;
(ix) the right in favor of United to be given the opportunity to inspect, or to have its designees inspect, in each case at United’s expense, in a reasonable manner and upon reasonable advance notice delivered by United to Colgan, subject to Colgan’s consent not to be unreasonably withheld, the Q400 Covered Equipment and all related operating and maintenance data and the applicable Aircraft Agreements (including without limitation information relating to debt schedules and all applicable power-by-the-hour agreements (in each case, subject to obtaining all necessary confidentiality waivers, which the Pinnacle Entities will use commercially reasonable efforts to obtain)), and to use such information in connection with negotiating with other airlines a long-term agreement for the provision of regional air services to replace the Post-Petition Regional Air Services provided by the Q400 Covered Aircraft after the Wind-Down Term;
(x) the reasonable cooperation of the Pinnacle Entities for the transition of any Q400 Covered Equipment to another operator designated by United in United’s sole discretion (“a Designated Operator”) and the Post-Petition Regional Air Services with respect thereto after the end of each Wind-Down Date, at United’s expense for incremental costs agreed in advance;
(xi) the reasonable cooperation of the Pinnacle Entities to provide to Pratt & Whitney, Bombardier, Inc. and any other maintenance services provider that United may designate in United’s sole discretion, United, and/or a Designated Operator, access to all records and documentation relating to the Q400 Covered Equipment;
(xii) the term of each of the Deemed Agreements shall expire at the end of the Wind-Down Term or as United and the Pinnacle Entities otherwise mutually agree; and
(xiii) any other modifications mutually agreed by United and the Pinnacle Entities.

Power-By-The-Hour Agreements
The Pinnacle Entities shall not be required to maintain any power by the hour agreements relating to the Covered Equipment following the Petition Date. The Pinnacle Entities may terminate any such power by the hour agreements existing on the Petition Date in accordance with the terms of such agreements, with all rights and privileges to which they are entitled under such agreements; provided that, for the avoidance of doubt, United shall not make any payments to the Pinnacle Entities during the Wind-Down Term in respect of any power-by-the-hour agreement or other engine maintenance program.

Ground-Handling Services
The Pinnacle Entities and United will work together for an orderly transition and ultimate wind-down of ground-handling services, including provisions requiring advance notice of any termination of ground handling services at any airport. Notwithstanding the foregoing, in no event shall any Pinnacle Entity be required to provide any ground-handling services to United or any United carrier beyond July 31, 2012.

Wind-Down Term
Colgan will provide the Post-Petition Regional Air Services commencing on the Petition Date and ending on the date with respect to each item of Covered Equipment that is selected by Colgan with United’s consent, such consent not to be unreasonably withheld or delayed, in accordance with the parameters set forth on Schedule 1A and Schedule 1B (such date with respect to such Covered Aircraft, its “Wind-Down Date,” and the period commencing on the Petition Date and ending on the last Wind-Down Date, the “Wind-Down Term”), it being understood that (a) the Wind-Down Term shall not extend beyond November 30, 2012 without the consent of Colgan and United, (b) the Wind-Down Date with respect to each SAAB Covered Aircraft shall occur no later than July 31, 2012 without the Consent of Colgan and United, (c) the average number of Q400 Covered Aircraft that will perform Post-Petition Regional Air Services and the average number of lines of flying in a given month during the Wind-Down Term will be the number set forth opposite such month in Schedule 1A hereto (provided that such average number will take into account any spare Q400 Covered Aircraft available to perform the Post-Petition Regional Air Services), (d) the average number of SAAB Covered Aircraft that will perform Post-Petition Regional Air Services and the average number of lines of flying in a given month during the Wind-Down Term will be the number set forth opposite such month in Schedule 1B hereto (provided that (i) such average number will take into account any spare SAAB Covered Aircraft available to perform the Post-Petition Regional Air Services and (ii) Colgan shall be entitled to perform the Post-Petition Regional Air Services with any “white-tailed” SAAB 340B or SAAB 340B+ aircraft in its fleet) and (e) United shall be entitled to accelerate the Wind-Down Date for all Covered Equipment (and, as a result, shorten the Wind-Down Term) as a result of an Accelerated Wind-Down Election as more fully described in Schedule 3 hereto (such entitlement being in addition to, and not in limitation of, any rights and remedies to which United may be entitled under the Deemed Agreements); provided that, notwithstanding the foregoing, in the event that the Pinnacle Entities are unwilling or unable to enter into stipulations with one or more lease and/or finance counterparties related to the SAAB Covered Aircraft providing for extension of the 60-day period under Section 1110 of the Bankruptcy Code (an “1110(b) Stip”) on or before the 60th day following the Petition Date, Colgan shall be permitted, provided that Colgan shall have given United at least ten (10) days’ notice thereof, to accelerate the Wind-Down Date with respect to any leased or financed SAAB Covered Aircraft with respect to which an 1110(b) Stip shall not have been obtained; provided, however, that the Pinnacle Entities shall use commercially reasonable efforts to enter into such stipulations and to mitigate such acceleration, but, in each case, only to the extent not materially disadvantageous to the Pinnacle Entities from a financial or operational perspective.  The specific Wind-Down Dates for all Covered Aircraft shall comprise the “Wind-Down Schedule”.  Colgan shall not be required to, and shall not, provide any Post-Petition Regional Air Services for any Covered Aircraft after the Wind-Down Term.  The Wind-Down Date for any Covered Aircraft may be shortened or extended upon the agreement of Colgan and United.

Reimbursement of Maintenance Costs, Financing and Leasing Expenses, and other Operating and Related Expenses
Colgan shall be paid a profit by United as herein provided to perform the Post-Petition Regional Air Services during the Wind-Down Term.  Therefore, United will pay Colgan for Post-Petition Regional Air Services provided by Covered Equipment:
(A) the rates set forth on Schedule 2A, which shall have been calculated to cover (i) anticipated costs in respect of the provision of such Post-Petition Regional Air Services, (ii) the financing and leasing expenses relating to the Covered Aircraft (other than the Q400 Covered Equipment) arising pursuant to the Aircraft Agreements and (iii) a profit in the amount of [***]% of Colgan’s anticipated carrier controlled costs (it being understood and agreed that the rates set forth in Schedule 2A will be modified in a manner to be agreed between Colgan and United to reflect any changes to the composition of the Covered Aircraft during the Wind-Down Term and the Wind-Down Schedule (including, without limitation, the date, aircraft tail number and hub city) and it being further understood and agreed that if, for any reason other than as specified in clause (B) below, such calculated rates are not sufficient to cover all costs associated with the Post-Petition Regional Air Services, then United shall not be required to pay any additional amounts in respect of such costs); and
(B) expenses to be paid by United resulting from contingencies under United’s control and certain other contingencies, all as identified on Schedule 2B.
For the avoidance of doubt, the rates set forth on Schedule 2A shall not be calculated to cover contingencies identified on Schedule 2B.

Timing of Payments
Weekly in advance based on projected expenses and [***]% margin, with month-end true up (consistent with the mechanism regarding the same in the Capacity Purchase Agreement, except that payments due on the first day of any month shall instead be paid on the last business day of the prior month).

Flight-Related Revenues
The Pinnacle Entities acknowledge and agree that all revenues resulting from the sale and issuance of passenger tickets associated with the operation of the Covered Aircraft and all other sources of revenue associated with the operation of the Covered Aircraft, in each case during the Wind-Down Term, including without limitation revenues relating to the transportation of cargo or mail and revenues associated with food, beverage and duty-free services and guaranteed or incentive payments from airport or governmental authorities, civic associations or other third parties in connection with scheduling flights to such airport or locality (including without limitation EAS Payments), are the sole property of and shall be retained by United (or, if received by the Pinnacle Entities, shall be held in trust for the benefit of United and shall be promptly remitted to United, free and clear of claims of any third party).

Integrated Term Sheets	The parties hereto agree that the provisions of this term sheet and of the EDC Term Sheet are intended to, and shall, be read together as one integrated agreement, interpreted consistently.

Each of United, the Pinnacle Entities and EDC understand and, by the execution of its signature block below (and in the case of the Pinnacle Entities, upon receipt of Bankruptcy Court approval), agrees that this term sheet creates a binding and enforceable contract among United, the Pinnacle Entities and EDC.

Continental Airlines, Inc.
United Air Lines, Inc.

By: /s/ Rohit Philip
Name: Rohit Philip
Title: Senior Vice President, Corporate Strategy

Colgan Air Inc.

By: /s/ Brian T. Hunt
Name: Brian T. Hunt
Title: Vice President/General Counsel

Pinnacle Airlines Corp.

By: /s/ Brian T. Hunt
Name: Brian T. Hunt
Title: Vice President/General Counsel

Export Development Canada

By: /s/ Mauricio Idarraga
Name: Mauricio Idarraga
Title: Asset Manager

SCHEDULE 1A
WIND-DOWN BY MONTH
Q400 COVERED Equipment

Q400 COVERED AIRCRAFT

Month (2012)	Average Number of Q400 Covered Aircraft Performing Post-Petition Regional Air Services	Average Number of Lines of Flying
April	28	25
May	25	22
June	22	19
July	19	16
August	16	13
September	12	10
October	9	7
November	6	4
December	0	0

Q400 SPARE ENGINES

Q 400 Spare Engines	Wind-Down Date
PCE-FA 0236	November 30, 2012
PCE-FA 0221	November 30, 2012
PCE-FA 0421	November 30, 20121

1 Note that this engine does not constitute Q400 Covered Equipment under the EDC Term Sheet.

SCHEDULE 1B
WIND-DOWN BY MONTH
SAAB COVERED Aircraft

Month (2012)	Average Number of SAAB Covered Aircraft Performing Post-Petition Regional Air Services	Average Number of Lines of Flying2
April	25	20
May	20	15
June	15	11
July	9	5
August	0	0

2 Note that the above numbers include 3-4 lines of flying (as applicable) with respect to EAS flying.

SCHEDULE 2A
RATES

I. Q400 Aircraft

Each day in the Wind-Down Term	$[***]
Each day in the Wind-Down Term (spare engine ownership)	$[***]
Each actual block hour	$[***]
Each actual flight hour	$[***]
Each Scheduled Flight departure	$[***]

II. SAAB Aircraft

Each day in the Wind-Down Term	$[***]
Each Covered Aircraft for each day in the Wind-Down Term prior to its Wind-Down Date	$[***]
Each Covered Aircraft for each day in the Wind-Down Term prior to its Wind-Down Date (aircraft/engine ownership)	$[***]
Each actual block hour	$[***]
Each actual flight hour	$[***]
Each Scheduled Flight departure (ground handling)	$[***]
Each Scheduled Flight departure (catering product)	$[***]
Each Scheduled Flight departure (other)	$[***]

SCHEDULE 2B
EXPENSE CONTINGENCIES TO BE PAID BY UNITED

1.
Any reasonable, out of pocket expenses incurred by the Pinnacle Entities to comply with agreed upon requests by United to alter in any material manner the schedule contemplated as the Post-Petition Regional Air Services consistent with the Wind-Down Term and, with respect to each Covered Aircraft, its respective Wind-Down Date.

2.
Expenses incurred by the Pinnacle Entities related to the provision of the Post-Petition Regional Air Services that are contemplated to be for the account of United pursuant to Schedule 3.B. of the Capacity Purchase Agreement

3.
Expenses incurred by the Pinnacle Entities related to the provision of the Post-Petition Regional Air Services that are contemplated to be for the account of United as Reconciled Expenses (i.e., pass through expenses) pursuant to Appendix 3 to Schedule 3 of the Capacity Purchase Agreement.

4.	For the avoidance of doubt, any aircraft fuel expense incurred by Colgan in conjunction with the provision of the Post-Petition Regional Air Services.

5.
Expenses incurred by the Pinnacle Entities to comply with any and all applicable Airworthiness Directives (“AD’s), impacting the Covered Aircraft during the Wind-Down Term to the extent that such AD’s must be performed prior to the end of the Wind-Down Schedule for such aircraft, it being acknowledged that United shall have the right to cause the Wind-Down Date for any affected aircraft to be accelerated to the date prior to the date on which any such AD must be performed and in such circumstance, such change to the Wind-Down Schedule shall be deemed a material change under Section 1 above of this Schedule 2B.

6.
For so long as the Pinnacle Entities maintain insurance as required by the Capacity Purchase Agreement, expenses incurred in conjunction with any aircraft or engine damage sustained during the performance of Post-Petition Regional Air Services by the Pinnacle Entities, to the extent not covered by applicable insurance.

SCHEDULE 3
ACCELERATED WIND DOWN ELECTION

[***]